Exhibit 10.2
EXECUTION COPY
Confirmation of OTC Convertible Note Hedge
Date: September 9, 2008
To: Mylan Inc. (“Counterparty”)
From: Wells Fargo Bank, National Association (“Dealer”)
Dealer Reference:
Dear Sir / Madam:
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the above-referenced transaction entered into between Counterparty and Dealer on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
     The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern, and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Share Option Transaction” for purposes of the Equity Definitions and a “Swap Transaction” for the purposes of the Swap Definitions.
     This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein), shall be subject to, and form part of, an agreement in the 1992 form of the ISDA Master Agreement (the “Master Agreement” or “Agreement”), as if we had executed an agreement in such form, including a Credit Support Annex (Bilateral Form — New York law version), (but without any Schedule and with the elections specified in the “ISDA Master Agreement” Section of this Confirmation) on the Trade Date. In the event of any inconsistency between the provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction. The parties hereby agree that the Transaction evidenced by this Confirmation shall be the only Transaction subject to and governed by the Agreement.
     The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that the provisions of the Note Indenture (as defined below) that are referred to herein will conform to the descriptions thereof in the Offering Memorandum dated September 9, 2008 (the “Offering Memorandum”) relating to the Reference Notes (as defined below). The parties agree that in the event of any inconsistency between the Note Indenture and the Offering Memorandum, the parties will amend this Confirmation in good faith to preserve the intent of the parties.
     The terms of the particular Transaction to which this Confirmation relates are as follows:
     General Terms:

Trade Date:	September 9, 2008

Effective Date:	The date of issuance of the Reference Notes.

Option Style:	Modified American, as described under “Settlement Terms” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The shares of Common Stock, $0.50 par value, of Counterparty (Security Symbol: “MYL”).

Number of Options:	The number of Reference Notes in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Reference Notes; provided that the Number of Options shall be automatically increased as of the date of exercise by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. of the Initial Purchasers’ (as such term is defined in the Purchase Agreement) option to purchase additional Reference Notes pursuant to Section 2(b) of the Purchase Agreement related to the purchase and sale of the Reference Notes dated as of September 9, 2008 among Counterparty and the Initial Purchasers (the “Purchase Agreement”) by the number of Reference Notes in denominations of USD1,000 principal amount issued pursuant to such exercise (such Reference Notes, the “Additional Reference Notes”).

Number of Shares:	The product of the Number of Options and the Conversion Reference Rate (as defined in the Note Indenture), but without regard to any adjustment to the Conversion Reference Rate as a result of the Excluded Provisions of the Note Indenture.

Applicable Percentage:	30%

Premium:	$42,045,000; provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Options by which the Number of Options is so increased and $3.73359 shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	The date of issuance of the Reference Notes.

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Reference Notes.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Reference Notes:	3.75% Cash Convertible Senior Notes due 2015 of Counterparty

Note Indenture:	The indenture, dated as of closing of the issuance of the Reference Notes, between Counterparty and the guarantors named therein and The Bank of New York, as trustee relating to the Reference Notes, as in effect on the date of its execution. For the avoidance of doubt, references in this Confirmation to the “Note Indenture” and to terms defined therein shall be deemed to exclude any amendments to the Note Indenture that would have the effect of altering the obligations of the parties hereunder unless the parties agree otherwise in writing. Certain capitalized terms used but not defined herein have the meanings assigned to them in the Note Indenture. As used herein, the term “Description of Notes” refers to the section of the Offering Memorandum bearing that designation.

Procedures for Exercise:

Potential Exercise Dates:	Each Cash Conversion Trigger Date.

Conversion Date:	Each “cash conversion trigger date” for any Reference Note pursuant to the terms of the Note Indenture occurring before the Expiration Date.

Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Reference Notes in denominations of USD1,000 principal amount validly submitted for conversion on such Conversion Date in accordance with the terms of the Note Indenture shall be automatically exercised.

Exercise Period:	The period from and excluding the Effective Date to and including the Expiration Date.

Expiration Date:	The earliest of (i) the stated maturity of the Reference Notes and (ii) the first day on which none of such Reference Notes remain outstanding, whether by virtue of conversion, issuer repurchase or otherwise.

Multiple Exercise:	Applicable, as provided above under “Exercise on Conversion Dates”.

Minimum Number of Options:	Zero

Maximum Number of Options:	Number of Options

Automatic Exercise:	As provided above under “Exercise on Conversion Dates”.

Exercise Notice:	Notwithstanding the exercise of any Options hereunder, Buyer shall be entitled to receive the deliveries provided under “Settlement Terms” below only if Buyer shall have delivered to Seller and the Calculation Agent a written notice (“Exercise Notice”) prior to 5:00 PM, New York City time, on the “Business Day”, as defined in the Note Indenture, prior to the first Scheduled Trading Day of the Conversion Reference Period relating to the Reference Notes converted on the Conversion Date occurring on the relevant Exercise Date (such time, the "Notice Deadline”) of (i) the number of Options being exercised, (ii) the first Scheduled Trading Day of the Conversion Reference Period and (iii) the scheduled settlement date under the Note Indenture for the Reference Notes converted on the Conversion Date occurring on the Exercise Date for such exercise; provided that with respect to Reference Notes converted during the period beginning on the 45th “Scheduled Trading Day:” (as defined in the Note Indenture) prior to the “Stated Maturity” (as defined in the Note Indenture) of the Reference Notes and ending on the final date on which Reference Notes may be surrendered for cash conversion, the related Exercise Notice need not contain the information specified in clause (i) of this sentence and, in order to exercise any Options hereunder, Buyer shall deliver to Seller prior to 5:00 p.m. New York City time on the Business Day prior to such Stated Maturity a written notice (“Supplemental Exercise Notice”) setting forth the number of Reference Notes converted during such period; provided further that, notwithstanding the foregoing, any Exercise Notice (and the related automatic exercise of Options) shall be effective if given after the relevant Notice Deadline but prior to 5:00 PM New York City time, on the fifth Scheduled Trading Day following the Notice Deadline, in which event the Calculation Agent shall adjust the Delivery Obligation (as defined below) as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Seller and Hedging Party or any of their respective affiliates in connection with its hedging activities (including the unwinding of any hedge position) as a result of Seller not having received such notice prior to the applicable Notice Deadline.

Seller’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To:	Wells Fargo Bank, N.A. 550 California Street 14th Floor San Francisco, CA 94104

	Attn:	Financial Products Documentation Group Equities Trading Manager

	Telephone:	(415) 396-3962

	Facsimile:	(415) 646-9208

With a copy to:

	Attn:	Michele Beasley

	Facsimile:	(415) 646-9208

Settlement Terms:

Settlement Date:	The settlement date specified in the Note Indenture for the payment of the Conversion Reference Value upon the conversion of Reference Notes.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Exercise Notice” above and “Condition to Delivery Obligation” below, in respect of an Exercise Date occurring on a Conversion Date, Seller will pay to Buyer on the related Settlement Date an amount in cash equal to the product of (w) the Applicable Percentage, (x) the number of Options exercised on such Exercise Date and (y) the sum, for each Trading Day during the Conversion Reference Period for such Exercise Date, of the excess, if any, of (i) the Daily Conversion Reference Value on such Trading Day over (ii) the quotient of $1,000 divided by the number of Trading Days in such Conversion Reference Period (such amount, the “Convertible Obligation”); provided that the Delivery Obligation shall be determined by excluding any amount that Buyer is obligated to pay to holders of the Reference Notes as a direct or indirect result of any adjustments to the Conversion Reference Rate pursuant to the Excluded Provisions of the Note Indenture and, for avoidance of doubt, any interest payment or distribution that Buyer is obligated to deliver in respect of References Notes converted on such Conversion Date.

Condition to Delivery Obligation:	Notwithstanding anything to the contrary in this Confirmation or the Agreement, Dealer’s obligation to pay Counterparty the Delivery Obligation in respect of any Exercise Date shall be conditioned upon Counterparty’s payment of the Conversion Reference Value (as defined in the Note Indenture) in respect of all the Reference Notes converted on the Conversion Date occurring on such Exercise Date.

Excluded Provisions:	Those provisions of the Note Indenture that provide for discretionary or voluntary adjustments of the conversion reference rate by the Issuer.

Notwithstanding anything to the contrary herein or in the Equity Definitions, in no event shall any adjustments in respect of any Potential Adjustment Event or Extraordinary Event be made hereunder as a result of any adjustments to the Conversion Reference Rate pursuant to the Excluded Provisions of the Note Indenture.

Conversion Reference Period:	For any Exercise Date, the “conversion reference period” as defined in the Note Indenture with respect to the Conversion Date occurring on such Exercise Date.

Other Applicable Provisions:	To the extent Seller is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the terms of this Transaction shall be adjusted in a manner consistent with adjustments of the Conversion Reference Rate of the Reference Notes as provided in the Note Indenture; provided that no adjustment in respect of any Potential Adjustment Event or Extraordinary Event shall be made hereunder as a result of any adjustments to the Conversion Reference Rate pursuant to the Excluded Provisions of the Note Indenture.

Potential Adjustment Event:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means, subject to the preceding paragraph, the occurrence of an event or condition that would result in an adjustment of the Conversion Reference Rate of the Reference Notes pursuant to the Note Indenture.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition to which the sections of the Note Indenture corresponding to “Rights of Holders to Require Cash Conversion of Notes — Business Combinations” in the Description of Notes apply.

Consequences for Merger Events:

Share-for-Share:	The Transaction will be adjusted in a manner corresponding to the adjustments to the Reference Notes as provided in the Note Indenture.

Share-for-Other:	The Transaction will be adjusted in a manner corresponding to the adjustments to the Reference Notes as provided in the Note Indenture.

Share-for-Combined:	The Transaction will be adjusted in a manner corresponding to the adjustments to the Reference Notes as provided in the Note Indenture.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Buyer shall reasonably promptly(but in any event on or prior to the effective date of such Merger Event) notify the Calculation Agent of the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election.

Tender Offer:	Applicable, subject to “Consequences of Tender Offers” below. Notwithstanding Section 12.1(d) of the Equity Definitions, “Tender Offer” means the occurrence of any event or condition to which the provisions of the Note Indenture governing adjustments to the Conversion Reference Rate in connection with a “tender offer” or “exchange offer” apply.

Consequences of Tender Offers:	The Transaction will be adjusted in a manner corresponding to the adjustments to the Reference Notes as provided in the Note Indenture.

Nationalization, Insolvency and Delisting:	Cancellation and Payment (Calculation Agent Determination). In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not be applicable insofar as any event described therein results in an increased cost to Dealer of hedging the Transaction which increased cost would have been included under Increased Cost of Hedging if such provision were applicable; and provided further that Section 12.9(a)(ii) of the Equity Definitions shall be amended by inserting (i) at the end of the fifth line thereof the following phrase: “(or GS)”, (ii) at the end of clause (X) the following phrase: “(or, in the case of GS, a Hedging Party Related Transaction)”; and (iii) in clause (Y), immediately following the words “such Transaction”, the following phrase: “(or, in the case of GS, a Hedging Party Related Transaction).”

GS: Goldman Sachs International or any of its affiliates to which Goldman Sachs International assigns its rights and obligations under a Hedging Party Related Transaction.

Hedging Party Related Transaction: A transaction between GS and Dealer or its affiliate evidenced by a confirmation that refers to the Transaction.

Insolvency Filing:	Applicable

Hedging Disruption Event:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	GS; provided that, notwithstanding anything herein to the contrary, from and after the first day following the payment date in respect of any Early Termination Date under the Hedging Party Related Transaction, (such day, the “Related Transaction Termination Date”), Dealer shall be the Hedging Party.

Determining Party:	GS; provided that, notwithstanding anything herein to the contrary, from and after the first day following any Related Transaction Termination Date, Dealer shall be the Determining Party. GS shall make all calculations, adjustments and determinations required pursuant to this transaction in a commercially reasonable manner, and such calculations, adjustments and determinations shall be binding absent manifest error.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable
Additional Agreements, Representations and Covenants of Buyer, Etc.:
1.	Buyer hereby represents and warrants to Seller and GS, on each day from the Trade Date to and including the earlier of (i) October 7, 2008 and (ii) the date by which Seller is able to initially complete a hedge of its position relating to this Transaction (including of any increase in the Number of Options resulting from exercise of the over-allotment option pursuant to Section 2(b) of the Purchase Agreement), that:
a.	it will effect (and cause any “affiliated purchaser” (as defined in Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to effect) any purchases, direct or indirect (including by means of any cash-settled or other derivative instrument), of Shares or any security convertible into or exchangeable or exercisable for Shares on any single day solely through either Merrill Lynch, Pierce, Fenner & Smith Incorporated or Goldman, Sachs & Co. in a manner that would not cause any purchases by Seller of its hedge in connection with this Transaction not to comply with applicable securities laws; provided that this clause (a) shall not apply to any transactions in Shares effected directly between Buyer and its employees pursuant to an employee share incentive or benefit plan;

b.	it will not engage in, or be engaged in, any “distribution,” as such term is defined in Regulation M promulgated under the Exchange Act, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M (it being understood that Buyer makes no representation pursuant to this clause in respect of any action or inaction taken by Seller or any initial purchaser of the Reference Notes); and

c.	Buyer has publicly disclosed all material information necessary for Buyer to be able to purchase or sell Shares in compliance with applicable federal securities laws.
2.	Counterparty is not, and after giving effect to the Transaction contemplated hereby, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
3.	As of the Trade Date and each date on which a payment or delivery is made by Counterparty hereunder, (i) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities; (ii) the capital of Counterparty is adequate to conduct its business; and

(iii) Counterparty has the ability to pay its debts and other obligations as such obligations mature and does not intend to, or believe that it will, incur debt or other obligations beyond its ability to pay as such obligations mature.
4.	The representations and warranties set forth in Section 1 of the Purchase Agreement (as defined herein) are hereby deemed to be repeated to Dealer and GS as if set forth herein.
Additional Termination Events:
The occurrence of an Amendment Event or a Repayment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction, Counterparty is the sole Affected Party and Hedging Party is the sole party entitled to designate an Early Termination Date; provided that in the case of a Repayment Event, the Transaction shall be subject to termination only in respect of the number of Reference Notes that cease to be outstanding in connection with or as a result of such Repayment Event and, notwithstanding anything to the contrary in this Agreement, no payments shall be required under this Agreement with respect to such number of Reference Notes:
1.	“Amendment Event” means that the Counterparty, without Hedging Party’s consent, amends, modifies, supplements or obtains a waiver of (a) any term of the Note Indenture (as in effect prior to such amendment, modification, supplement or waiver) or the Reference Notes relating to the principal amount, coupon, maturity, repurchase obligation of the Counterparty or redemption right of the Counterparty, (b) any material term relating to conversion of the Reference Notes, including, without limitation, any changes to the conversion price, conversion settlement dates or conversion conditions or (c) any term that would require consent of the holders of 100% of the principal amount of the Reference Notes to amend.
2.	“Repayment Event” means that (a) any Reference Notes are repurchased (whether in connection with or as a result of a fundamental change or change of control, howsoever defined, or for any other reason) by the Counterparty, (b) any Reference Notes are delivered to the Counterparty in exchange for delivery of any property or assets of the Counterparty or any of its subsidiaries (howsoever described), other than as a result of and in connection with a Conversion Date, (c) any principal of any of the Reference Notes is repaid prior to the Stated Maturity (as defined in the Note Indenture) (whether following acceleration of the Reference Notes or otherwise), provided that no payments of cash made in respect of the conversion of a Reference Note shall be deemed a payment of principal under this clause (c), (d) any Reference Notes are exchanged by or for the benefit of the holders thereof for any other securities of the Counterparty or any of its Affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction (other than an exchange of the Reference Notes for a new series of notes of the Counterparty that are substantially identical Reference Notes other than in respect of restrictions on transfer) or (e) any of the Reference Notes is surrendered by Counterparty to the trustee for cancellation, other than registration of a transfer of such Reference Notes or as a result of and in connection with a Conversion Date.
Initial Purchase Event:
If an Initial Purchase Event (as defined below) occurs, all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated, except that Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Hedging Party’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Hedging Party or its affiliates in connection with such hedging activities). Following such payment, each party agrees that all obligations with respect to the Transaction shall be deemed fully and finally discharged.
“Initial Purchase Event” means that the transactions contemplated by the Purchase Agreement shall fail to close for any reason other than in cases involving a breach of the Purchase Agreement by the Initial Purchasers by the closing date for the offering of the Reference Notes as specified in the Purchase Agreement.

Disposition of Hedge Shares:
Counterparty hereby agrees that if, in the reasonable judgment of either Seller or Hedging Party based on advice of counsel, the Shares acquired by Hedging Party for the purpose of hedging its obligations pursuant to the Transaction (the “Hedge Shares”) cannot be sold in the U.S. public market by Seller without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Hedging Party to sell the Hedge Shares in a registered offering, use commercially reasonable efforts to make available to Seller and Hedging Party an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (a) enter into an agreement, in form and substance satisfactory to Seller and Hedging Party, substantially in the form of an underwriting agreement for a registered offering, (b) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (c) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Seller and Hedging Party, (d) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (e) afford Seller and Hedging Party a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if either Seller or Hedging Party, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section shall apply at the election of Counterparty; (ii) in order to allow Hedging Party to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, by a publicly reporting company (if Counterparty is a publicly reporting company at such time) to institutional purchasers, in form and substance satisfactory to Dealer and Hedging Party, including reasonable and customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Seller and Hedging Party, due diligence rights (for Seller, Hedging Party or any designated buyer of the Hedge Shares from Hedging Party), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Seller (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary to compensate Hedging Party for any discount from the public market price of the Shares (other than any discount in respect of commissions or fees payable to any third party) incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Hedging Party at the VWAP Price on such Exchange Business Days, and in such amounts, as requested by Hedging Party. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page MYL.N <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).
Repurchase Notices:
Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Seller and Calculation Agent a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Notice Percentage as determined on such day is (i) greater than 6% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). In the event that Counterparty fails to provide Seller or Calculation Agent with a Repurchase Notice on the day and in the manner specified in this section, then Counterparty agrees to indemnify and hold harmless Seller and Hedging Party, and their respective affiliates and their respective directors, officers, employees, agents and controlling persons (Seller, Hedging Party and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable and documented expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Seller or the Hedging Party, as the case may be. Counterparty will not be liable under this Indemnity provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from Dealer’s gross negligence or willful misconduct. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, (i) the numerator of which is the product of (a) the Applicable Percentage, (b) the number of outstanding Reference Notes and (c) a number of Shares per Reference Note equal to the Conversion Reference Rate (as defined in the Note Indenture) and (ii) the denominator of which is the number of Shares outstanding on such day).
Conversion Reference Rate Adjustment Notices
Counterparty shall provide to Dealer and Calculation Agent written notice (such notice, a “Conversion Reference Rate Adjustment Notice”) prior to the proposed effective date of any transaction or event (a “Conversion Reference Rate Adjustment Event”) that would lead to an increase in the Conversion Reference Rate (as such term is defined in the Note Indenture). Each Conversion Reference Rate Adjustment Notice shall be delivered to Dealer and Calculation Agent at or prior to the deadline for delivery of the related notices to the trustee under the Note Indenture. In connection with the delivery of any Conversion Reference Rate Adjustment Notice to Dealer, (x) Counterparty shall, concurrently with or prior to such delivery, publicly announce and disclose the Conversion Reference Rate Adjustment Event or (y) Counterparty shall, concurrently with such delivery, represent and warrant to Dealer and Calculation Agent that the information set forth in such Conversion Reference Rate Adjustment Notice does not constitute material non-public information with respect to Counterparty or the Shares. The Conversion Reference Rate Adjustment Notice shall set forth the new, adjusted Conversion Reference Rate after giving effect to such Conversion Reference Rate Adjustment Event (the “New Conversion Reference Rate”); provided that if the New Conversion Reference Rate cannot be determined at the time of delivery of the Conversion Reference Rate Adjustment Notice, Counterparty shall provide to Dealer written notice of the New Conversion Reference Rate as promptly as practicable following the availability of information required for its determination.

Compliance with Securities Laws:	Each party hereto acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, Buyer represents and warrants to Seller and GS that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act and (iii) the disposition of the Transaction is restricted under this Confirmation, the Securities Act and state securities laws.

Buyer further represents:

(a) Buyer is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(b) Buyer acknowledges that as of the date hereof and without limiting the generality of Section 13.1 of the Equity Definitions, that Buyer is not relying on advice from either Dealer or GS or their respective affiliates and neither Seller nor GS (or any of its respective affiliates) is making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 149, 150 or 157, EITF Issue No. 00-19 (or any successor issue statements), under FASB’s Liabilities & Equity Project, or any other accounting standard or guidance.

Account Details:	Account for payments to Buyer: To be advised

Account for payment to Seller: To be advised

Bankruptcy Rights:	In the event of Buyer’s bankruptcy, Seller’s rights in connection with this Transaction shall not exceed those rights held by common shareholders. For the avoidance of doubt, the parties acknowledge and agree that Seller’s rights with respect to any other claim arising from this Transaction prior to Buyer’s bankruptcy shall remain in full force and effect and shall not be otherwise abridged or modified in connection herewith.

Set-Off:	Each party waives any and all rights it may have to set-off, whether arising under any agreement, applicable law or otherwise.

Collateral:	Counterparty shall not be required to post collateral to Dealer.

Transfer:	Buyer shall have the right to assign its rights and delegate its obligations hereunder with respect to any portion of this Transaction, subject to Seller’s and GS’s consent, such consent not to be unreasonably withheld or delayed; provided that such assignment or transfer shall be subject to receipt by Seller and GS of opinions and documents reasonably satisfactory to Seller and GS and effected on terms reasonably satisfactory to the Seller and GS with respect to any legal and regulatory requirements relevant to the Seller; provided further that Buyer shall not be released from its obligation to deliver any Exercise Notice or its obligations pursuant to “Disposition of Hedge Shares”, “Repurchase Notices” or “Conversion Reference Rate Adjustment Notices” above, and Buyer shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Seller and GS in connection with any such transfer or assignment. Seller may transfer any of its rights or delegate its obligations under this Transaction with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Buyer and Seller agree that it shall not be unreasonable for Buyer to withhold consent to any delegation of Seller’s obligations under this Transaction to an entity the long-term U.S. dollar-denominated debt obligations of which are rated below A by Standard & Poors’ and below A2 by Moody’s.

If as determined in either Dealer’s or Hedging Party’s sole discretion, at any time the Ownership Percentage (as defined below) exceeds 8.5% or the receipt of such Shares would require prior regulatory approval by a State or federal regulator and such approval has not been received or the receipt of such Shares would otherwise be prohibited under any State or federal bank holding company or banking laws, regulations or regulatory orders applicable to ownership of Shares (an “Excess Ownership Position”) and Dealer, in its discretion or the discretion of Hedging Party, is unable to effect a transfer or assignment of this Transaction or the Hedging Party Related Transaction to a third party after its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer or Hedging Party, as the case may be, and within a time period reasonably acceptable to Dealer or Hedging Party (including without limitation where such inability of Dealer or Hedging Party is due to Buyer’s withholding or delaying of consent to such transfer or assignment) such that an Excess Ownership Position no longer exists, Dealer or Hedging Party may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Dealer or Hedging Party so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Ownership Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the greater of (1) the sum of (x) the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act but excluding any group formed for the affirmative purpose of changing or influencing control of the Issuer) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (y) the number of shares that Hedging Party and any of its affiliates subject to aggregation with Hedging Party for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act but excluding any group formed for the affirmative purpose of changing or influencing control of the Issuer) with Hedging Party (collectively, “Hedging Party Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (2) the sum of (x) the number of shares that Dealer and all persons comprising part of the same “acquiring person” as Dealer “beneficially own”, as each such term is used in Counterparty’s Rights Agreement between the Counterparty and American Stock Transfer & Trust Company dated as of August 22, 1996, as amended as of November 8, 1999, August 13, 2004, September 8, 2004, December 2, 2004 and December 19, 2005 (as so amended and as may be subsequently amended, supplemented or replaced from time to time, the “Rights Agreement”), on such day and (y) the number of shares that Hedging Party and all persons comprising part of the same “acquiring person” as Hedging Party “beneficially own”, as each such term is used in the Rights Agreement, on such day(B) the denominator of which is the number of Shares outstanding on such day.

Dealer may assign and delegate its rights and obligations under this Transaction without the consent of the Buyer to any affiliate of the Dealer (the “Assignee”) by notice specifying the effective date of such transfer (“Transfer Effective Date”) and including an (i) executed acceptance and assumption by the Assignee of such rights and obligations and (ii) evidence reasonably satisfactory to Counterparty that such obligations of the Assignee are guaranteed by the Dealer to substantially the same extent as Dealer’s obligations under this Transaction; provided that (i) Counterparty will not, as a result of such transfer, be required to pay to the Assignee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii), or 6(e)) greater than the amount in respect of which Counterparty would have been required to pay to Dealer in the absence of such transfer; and (ii) the Assignee will not, as a result of such transfer, be required to withhold or deduct on account of a Tax under Section 2(d)(i) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii), or 6(e)) an amount in excess of that which Dealer would have been required to withhold or deduct in the absence of such transfer, unless the Assignee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement corresponding to such excess.

On the Transfer Effective Date, (a) Dealer shall be released from all obligations and liabilities arising under this Transaction; and (b) the assigned and delegated rights and obligations under this Transaction shall cease to be a Transaction under the Agreement and shall be deemed to be a Transaction under an ISDA form of Master Agreement (Multicurrency-Cross Border) and Schedule substantially in the form of the Agreement but amended to reflect the name of the Assignee and the address for notices and any amended representations under Part 2 of the Agreement as may be specified in the notice of transfer.

Right to Extend:	The Calculation Agent may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Calculation Agent determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Hedging Party’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or to enable Hedging Party to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Hedging Party were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Hedging Party.
ISDA Master Agreement:
With respect to the Agreement, Seller and Counterparty each agree as follows (including for the benefit of GS):
“Specified Entity” means in relation to Seller and in relation to Counterparty for purposes of this Transaction: Not applicable.
The provisions of “Default under Specified Transaction” as set forth in Section 5(a)(v) of the Agreement shall not apply to Dealer or Counterparty.
“Specified Transaction” has the meaning assigned to such term in Section 14 of the Agreement.
The “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Counterparty; provided that the text of Section 5(a)(vi) following the words “occurrence or existence of” in the second line thereof through the end of such Section 5(a)(vi) shall be replaced in its entirety by the following:
one or more defaults under any of the agreements, indentures or instruments under which Issuer or any “significant subsidiary” (as such term is defined in Regulation S-X promulgated under the Securities Act of 1933) of Issuer then has outstanding indebtedness in excess of $50 million, individually or in the aggregate, and either (a) such default results from the failure to pay such indebtedness at its stated final maturity and such default has not been cured or the indebtedness repaid in full within ten days of the default or (b) such default or defaults have resulted in the acceleration of the maturity of such indebtedness and such acceleration has not been rescinded or such indebtedness repaid in full within ten days of the acceleration;
The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will not apply to Seller and will not apply to Counterparty.
The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Seller or to Counterparty.

“Termination Currency” means USD.
Payments on Early Termination. For the purpose of Section 6(e) of the Agreement: (i) Loss shall apply; and (ii) the Second Method shall apply.
Tax Representations.
(a)	Payer Representations. For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.
(b)	Payee Representations. For the purpose of Section 3(f) of the Agreement, each party makes the following representations to the other party:
(i)	Dealer represents that it is a national banking association organized under the laws of the United States.

(ii)	Counterparty represents that it is a corporation incorporated in Pennsylvania.]
Delivery Requirements. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents:
(a)	Tax forms, documents or certificates to be delivered are:

Dealer agrees to complete (accurately and in a manner reasonably satisfactory to Counterparty), execute, and deliver to Counterparty, United States Internal Revenue Service Form W-9 and all required attachments, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

Counterparty agrees to complete (accurately and in a manner reasonably satisfactory to Dealer), execute, and deliver to Dealer, United States Internal Revenue Service Form W-9 or W-8 BEN, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such form(s) previously provided by Counterparty has become obsolete or incorrect.

(b)	Other documents to be delivered (to opposite party; also to GS where indicated):

Party Required to	Document Required		Covered by Section
Deliver Document	to be Delivered	When Required	3(d) Representation
Counterparty and Dealer	Evidence of the authority and true signatures of each official or representative signing this Confirmation (also to GS)	Upon or before execution and delivery of this Confirmation	Yes

Party Required to	Document Required		Covered by Section
Deliver Document	to be Delivered	When Required	3(d) Representation
Counterparty	Certified copy of the resolution of the Board of Directors or equivalent document authorizing the execution and delivery of this Confirmation and such other certificates as Seller shall reasonably request (also to GS)	Upon or before execution and delivery of this Confirmation	Yes

Counterparty	An opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement (also to GS, as reasonably acceptable to GS in form and substance).	Upon or before the Effective Date	No
Additional Notice Requirements. Counterparty hereby agrees to promptly deliver to Seller and Calculation Agent a copy of all notices and other communications required or permitted to be given to the holders of any Reference Notes pursuant to the terms of the Note Indenture on the dates so required or permitted in the Note Indenture and all other notices given and other communications made by Counterparty in respect of the Reference Notes to holders of any Reference Notes. Counterparty further covenants to Seller and Calculation Agent that it shall promptly notify Seller and Calculation Agent of each Conversion Date, Amendment Event (including in such notice a detailed description of any such amendment) and Repayment Event (identifying in such notice the nature of such Repayment Event and the principal amount at maturity of Reference Notes being paid).
Addresses for Notices. For the purpose of Section 12(a) of the Agreement:
Address for notices or communications to Seller for all purposes:

To:	Wells Fargo Bank, N.A.
550 California Street
14th Floor
San Francisco, CA 94104

Attn:	Financial Products Documentation Group
Equities Trading Manager

Telephone:	(415) 396-3962

Facsimile:	(415) 646-9208

With a copy to:

Attn:	Michele Beasley

Facsimile:	(415) 646-9208
Address for notices or communications to Counterparty for all purposes:

Address:	Mylan Inc.
1500 Corporate Drive
Canonsburg, PA 15317

Attention:	Edward J. Borkowski, Chief Financial Officer
Facsimile No.:	(724) 514 1871
Telephone No.:	(724) 514 1870

Address for notices or communications to the Calculation Agent:

All communications relating to the Transaction or the Agreement shall be transmitted exclusively:

Through:	Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004
Attn:	Equity Operations: Options and Derivatives
Telephone:	(212) 902-1981
Facsimile:	(212) 428-1980/1983

With a copy to:

Attn:	Serge Marquie
Equity Capital Markets
Telephone:	(212) 902-9779
Facsimile:	(212) 902-3000

Multibranch Party.	For the purpose of Section 10(c) of the Agreement: Neither Seller nor Counterparty is a Multibranch Party.

Calculation Agent.	The Calculation Agent is GS; provided that, notwithstanding anything herein to the contrary, from and after the first day following any Related Transaction Termination Date, Dealer shall be the Calculation Agent. Upon the request of either party, the Calculation Agent (or, in the case of a determination made by a party (including a party acting as Hedging Party or Determining Party), such party) shall, no later than the 5th Business Day following such request, provide the parties with a statement showing, in reasonable detail, the computations (including any relevant quotations) by which it has determined any amount payable or deliverable under, or any adjustment to the terms of, this Transaction; provided that in no event shall Calculation Agent be required to disclose its proprietary models or other proprietary information. All judgments, determinations and calculations hereunder by the Calculation Agent or by a party hereto shall be performed in good faith and in a commercially reasonable manner.
Credit Support Document.
Seller: collateral account control agreement to be entered into between Counterparty, Dealer and an affiliate of Dealer reasonably acceptable to Counterparty, (“Collateral Account Control Agreement”) prior to any required delivery of collateral hereunder. The Collateral Account Agreement shall be in customary form and reasonably acceptable to the Company
Counterparty: Not Applicable
Credit Support Provider.
With respect to Seller: Not Applicable.
With respect to Counterparty: Not Applicable.
Collateral Provisions
     The following provisions set forth the terms and conditions of the collateral delivery obligations of Dealer applicable to the Transaction pursuant to the Credit Support Annex.

Pledgor:	Dealer

Secured Party:	Counterparty

Collateral:	Dealer will pledge Eligible Collateral in an amount and subject to the terms as defined below.

Credit Support Amount:	As specified in Paragraph 3 of the Credit Support Annex.

Valuation Date (for purposes of the CSA):	Every Monday during the term of the Transaction

Valuation Time:	5:00 PM EST

Notification Time:	10 a.m. on the next Local Business Day after the relevant Valuation Date

Valuation Agent:	Dealer

Independent Amount:	$0

Threshold:	Infinity; provided that the Threshold shall be $50,000,000 if, and for so long as, the long-term U.S. dollar-denominated debt obligations of Dealer’s Credit Support Provider are rated below BBB- by Standard & Poors’ and below Baa3 by Moody’s.

Minimum Transfer Amount:	$500,000

Custodian:	Dealer; or an affiliate of Dealer or an unaffiliated financial institution, in either case reasonably acceptable to Counterparty.

Use of Posted Collateral:	The provisions of Paragraph 6(c) of the Credit Support Annex will not apply.

Specified Condition	For purposes of Paragraph 4(a) of the Credit Support Annex, the following Termination Events will be a Specified Condition with respect to the party that is the Affected Party for such Termination Event: Illegality, Tax Event, Tax Event Upon Merger, Credit Event Upon Merger, Additional Termination Events. For purposes of Paragraphs 8(a) and 8(b) of the Credit Support Annex, the following Termination Events will be a Specified Condition with respect to the party that is the Affected Party for such Termination Event: Credit Event Upon Merger, Additional Termination Events.

Eligible Collateral:	The following Items will qualify as “Eligible Collateral”:

Valuation
Item:	Percentage:
(A) Cash	100%

(B) Negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of not more than one year	100%

Valuation
Item:	Percentage:
(C) Securities with maturities of 90 days or less from the date of acquisition issued by the U.S., Switzerland, Canada, England or a member state of the European Union (excluding Greece, Italy and any Countries with sovereign debt ratings below Aa1/AA+) or by an instrumentality or agency of the U.S. government, Switzerland, Canada, England or a member state of the European Union (excluding Greece, Italy and any Countries with sovereign debt ratings below Aa1/AA+) having the same credit rating as its government 100% $50 million maximum per non-U.S. country	100%

(D) Certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having stable ratings of at least A/A-1 by S&P and A2/P-1 by Moody’s	100%

(E) Repurchase obligations of any commercial bank satisfying the requirements of clause (D) of this definition, having a term of not more than seven days with respect to securities issued by the U.S. Government	100%

(F) Commercial paper of a corporate issuer having stable ratings of at least A/A- 1 by S&P and A2/P-1 by Moody’s and maturing within 90 days after the day of acquisition	100%

(G) Securities with maturities of 90 days or less from the date of acquisition issued by any state, commonwealth or territory of the U.S., by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) having stable ratings of at least A by S&P and A2 by Moody’s	100%

(H) Securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (D) of this definition	100%

(I) Shares of money market mutual or similar funds that conform with Rule 2a-7 of the Investment Companies Act of 1940 and having a minimum asset size of $3 billion which invest exclusively in assets satisfying the requirements of clauses (C) through (H) of this definition	100%

(J) Non-Callable Agency Debt having a remaining maturity of not more than one year. For purposes hereof, “Non-Callable Agency Debt” means fixed rate, non-callable, non-amortizing U.S. Dollar-denominated senior debt securities of fixed maturity in book entry form issued by the Federal Home Loan Banks (including their consolidated obligations issued through the Office of Finance of the Federal Home Loan Bank System) (“FHLB”), Fannie Mae, the Federal Home Loan Mortgage Corporation (“Freddie Mac”) or the Federal Farm Credit Banks (“FFCB”)	99%

(K) Non-Callable Agency Discount Notes having a remaining maturity of not more than twelve months. For purposes hereof, “Non-Callable Agency Discount Notes” means non-callable U.S. Dollar denominated discount notes sold at a discount from their principal amount payable at maturity with an original maturity of 360 days or less in book entry form and issued by Fannie Mae, Freddie Mac, FHLB or FFCB	99%

(L) Callable Agency Debt having a remaining maturity of not more than one year. For purposes hereof, “Callable Agency Debt” means fixed-rate, callable non-amortizing U.S. Dollar-denominated senior debt securities in book entry form issued by FHLB, Fannie Mae or Freddie Mac	99%

(M) Negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of more than one year but not more than ten years	99%

Valuation
Item:	Percentage:
(N) Non-Callable Agency Debt and Callable Agency Debt having a remaining maturity of more than one year but not more than ten years	98%

(O) Negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of more than ten years	98%

(P) Non-Callable Agency Debt and Callable Agency Debt having a remaining maturity of more than ten years	97%

(Q) Corporate Debt having stable ratings of AA or better by Standard & Poor’s and Aa2 or better by Moody’s having a remaining maturity of less than 1 year or as otherwise mutually agreed by the Parties and listed in Attachment Q1 having a remaining maturity of less than one year	97%

(R) Securities or other financial obligations of the Issuer of the Shares, including without limitation, equity securities, debt securities, convertible bonds, derivatives contracts (other than the OTC Warrant Transaction entered into between Counterparty and Seller as of the date hereof in respect of Shares) and any other financial instruments.	100%

(S) Securities or other financial obligations of corporations (other than the Issuer of the Shares), including without limitation, equity securities, debt securities, convertible bonds and any other financial instruments.	70%
Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York.
Third Party Beneficiary. GS shall be the third party beneficiary of Counterparty’s representations, warranties, agreements, indemnities and other obligations hereunder and will have a right to directly enforce those obligations against Counterparty.
Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding by the other party against it relating to the Transaction to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any of the foregoing.
Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.
Netting of Payments. The provisions of Section 2(c) of the Agreement shall not be applicable to this Transaction.
Basic Representations. Section 3(a) of the Agreement is hereby amended by the deletion of “and” at the end of Section 3(a)(iv); the substitution of a semicolon for the period at the end of Section 3(a)(v) and the addition of Sections 3(a)(vi), as follows:
Eligible Contract Participant; Line of Business. Each party agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended (“CEA”), this

Agreement and the Transaction thereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA, and it has entered into this Confirmation and this Transaction in connection with its business or a line of business (including financial intermediation), or the financing of its business.
Acknowledgements:
(a)	The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation and the Agreement.
(b)	The parties hereto intend for:
(i)	Seller to be a “financial institution” as defined in Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”) and this Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “swap agreement” as defined in Section 101(53C) of the Bankruptcy Code, qualifying for the protections of, among other sections, Sections 362(b)(6), 362 (b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code;

(ii)	a party’s right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(iii)	all payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.
Amendment of Section 6(d)(ii). Section 6(d)(ii) of the Agreement is modified by deleting the words “on the day” in the second line thereof and substituting therefore “on the day that is three Local Business Days after the day.” Section 6(d)(ii) is further modified by deleting the words “two Local Business Days” in the fourth line thereof and substituting therefore “three Local Business Days.”
Consent to Recording. Each party consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Confirmation. To the extent that one party records telephone conversations (the “Recording Party”) and the other party does not (the “Non-Recording Party”), the Recording Party shall in the event of any dispute, make a complete and unedited copy of such party’s tape of the entire day’s conversations with the Non-Recording Party’s personnel available to the Non-Recording Party. The Recording Party’s tapes may be used by either party in any forum in which a dispute is sought to be resolved and the Recording Party will retain tapes for a consistent period of time in accordance with the Recording Party’s policy unless one party notifies the other that a particular transaction is under review and warrants further retention.
Disclosure. Each party hereby acknowledges and agrees that Seller has authorized Counterparty to disclose this Transaction and any related hedging transaction between the parties if and to the extent that Counterparty reasonably determines (after consultation with Seller) that such disclosure is required by law or by the rules of the New York Stock Exchange or any securities exchange. Notwithstanding the foregoing, effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.
Severability. If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this

Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.
Affected Parties. For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality and any Tax Event.
[Signatures follow on separate page]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Authorized Signatory
Authorized Signatory
Confirmed as of the date first above written:

MYLAN INC.

By:	/s/ Brian Byala
Name:	Brian Byala
Title:	Authorized Signatory
OTC Convertible Note Hedge (2015)

2

EXHIBIT A
[Reserved]
OTC Convertible Note Hedge (2015)

3